STOCK TRANSFER AGREEMENT
This Stock Transfer Agreement (this “Agreement”) is made and entered into as of June 10, 2024 (the “Effective Date”) by and between Cohn Investments LLC (the “Purchaser”) and Adam Weber (the “Seller”).
Whereas, the Seller desires to transfer 500,000 shares (the “Shares”) of Class B common stock, par value $0.0001 (the “Common Stock” ), of Nerdy Inc. (the “Company”) to the Purchaser in exchange for the payment by the Purchaser to the Seller of the consideration set forth in this Agreement;
Whereas, each of the Company’s Class B shares combined with one OpCo Unit (as defined below) is transferable for one share of Class A common stock (and they can only be transferred together), and the Company’s Class B shares are only transferable in connection with a permitted transfer of a corresponding number of units of Nerdy LLC (such units referred to as the “OpCo Units”), and the Seller desires to transfer the corresponding number of OpCo units to the Purchaser in exchange for the payment by the Purchaser to the Seller of the consideration set forth in this Agreement;
Whereas, the Tax Receivable Benefits (as defined below) are transferable under the Tax Receivable Agreement, and the Seller desires to transfer the Tax Receivable Benefits to the Purchaser in exchange for the payment by the Purchaser to the Seller of the consideration set forth in this Agreement;
Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
1.SALE AND PURCHASE OF SHARES. The Seller hereby sells to the Purchaser, and the Purchaser hereby purchases from the Seller, the Shares and the OpCo Units for the Purchaser’s payment to Seller of a total purchase price in the amount of $790,000 (the “Purchase Price”), reflecting a price per Share of $1.58 including the linked OpCo Units for any Class B shares.
2.DELIVERABLES.
2.1.Deliveries by Seller. The Seller hereby delivers to the Purchaser (a) an executed copy of this Agreement and Exhibit A, (b) the Shares being sold pursuant to this Agreement, (c) the OpCo Units being sold pursuant to this Agreement, and (d) a completed Form W-9.
2.2.Deliveries by Purchaser. The Purchaser hereby delivers to the Seller (a) an executed copy of this Agreement and Exhibit A and (b)  payment of the applicable Purchase Price for the Shares, the OpCo Units, and the Tax Receivable Benefits.

3.REPRESENTATIONS AND WARRANTIES OF PURCHASER. The Purchaser represents and warrants to the Seller and the Company as follows:
3.1.Authority. The Purchaser has full legal right, power, and authority to enter into and perform its obligations under this Agreement and to purchase the Shares and the OpCo Units under this Agreement.
3.2.Understanding of Risks. The Purchaser is fully aware of: (a) the highly speculative nature of an investment in the Shares and the OpCo Units; (b) the financial and other risks involved; (c) the lack of liquidity of the Shares and the OpCo Units and the restrictions on transferability of the Shares and the OpCo Units; (d) the qualifications and backgrounds of the management of the Company; and (e) the tax consequences of acquiring the Shares and the OpCo Units.
3.3.Purchaser’s Qualifications. The Purchaser is aware of the character, business acumen, and general business and financial circumstances of the Company. By reason of the Purchaser’s business or financial experience, the Purchaser is capable of evaluating the merits and risks of this purchase, has the ability to protect Purchaser’s own interests in this transaction, and is financially capable of bearing a total loss of the Shares.
3.4.Restricted Securities. The Purchaser understands that the Shares and the OpCo Units it is purchasing are “restricted securities” under the U.S. federal securities laws and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, the Purchaser represents that the Purchaser is familiar with SEC rules and regulations and any other applicable securities laws and regulations, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act.
4.REPRESENTATIONS AND WARRANTIES OF SELLER. The Seller represents and warrants to the Purchaser and the Company as follows:
4.1.Power. The Seller has the requisite right and power to enter into and perform her obligations under this Agreement and to transfer the Shares, the OpCo Units and the Tax Receivable Benefits under this Agreement.
4.2.Due Authorization. All action necessary for (a) the authorization, execution, delivery of, and the performance of all obligations of the Seller to be performed under this Agreement and (b) the sale, transfer, and delivery of all of the Shares, the OpCo Units and the Tax Receivable Benefits being sold under this Agreement has been taken.
4.3.Enforceability. This Agreement, when executed and delivered, will constitute the valid and legally binding obligations of the Seller, enforceable in accordance with its terms, except (a) as may be limited by applicable bankruptcy, insolvency, reorganization, or others laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) as may be limited by the effect of rules of law governing the availability of equitable remedies.

4.4.Transfer for Own Account. The Seller is selling the Shares and the OpCo Units for Seller’s own accounts only and not with a view to, or for sale in connection with, a distribution of the Shares or the OpCo Units within the meaning of the 1933 Act. No portion of the Purchase Price will be received indirectly by the Company.
4.5.No General Solicitation. At no time has the Seller presented the Purchaser with or solicited the Purchaser through any publicly issued or circulated newspaper, mail, radio, television, or other form of general advertisement or solicitation in connection with the transfer of the Shares.
4.6.No Broker-Dealer. The Seller has not effected this transfer of Shares and OpCo Unitsby or through a broker-dealer in any public offering.
4.7.Title to Shares. The Seller has valid marketable title to the Shares and OpCo Units to be transferred under this Agreement, free and clear of any pledge, lien, security interest, encumbrance, claim, or equitable interest (collectively, “Encumbrances”). The Seller hereby delivers to the Purchaser good title to the Shares and OpCo Units purchased by the Purchaser pursuant to the terms hereof free and clear of any Encumbrances. For purposes of clarity, the Seller represents that none of the Sharesand OpCo Units to be transferred under this Agreement remain subject to any Encumbrances.
4.8.Consents. All consents, approvals, authorizations, and orders required for the execution and delivery of this Agreement and the transfer of the Shares and OpCo Units under this Agreement have been obtained and are in full force and effect, except for any approval required by the Board of Managers of Nerdy LLC.
4.9.Sophisticated Seller; Access to Information. The Seller is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement and has such knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of such transactions. The Seller has evaluated the merits and risks of selling the Shares and the OpCo Units on the terms set forth in this Agreement and is willing to forego through such sale the potential for future economic gain that might be realized from the Shares and the OpCo Units. The Seller (a) has negotiated this Agreement on an arms-length basis and has had an opportunity to consult with the Seller’s legal and financial advisors concerning this Agreement and its subject matter and (b) has had access to such information regarding the business and finances of the Company and such other matters with respect to the Company as a reasonable person would consider in evaluating the transactions contemplated hereby, including, in particular, all information necessary to determine the fair market value of the Shares and the financial statements of the Company for all relevant periods. The Seller represents that the Seller has not relied on the Purchaser for any information regarding the Company or the value of the Shares or the OpCo Units. The Seller acknowledges that the Purchaser is not acting as a fiduciary or financial or investment adviser to the Seller, and has not given the Seller any investment advice, opinion or other information on whether the sale of the Shares and/or the OpCo Units is prudent. The Seller acknowledges that (i) the Purchaser currently may have, and later may come into possession of, information with respect to the Company that is not known to the Seller and that may be material to a decision to sell the Shares and/or the OpCo Units (“Seller Excluded Information”), (ii) the Seller has determined to sell the Shares and the OpCo Units notwithstanding Seller’s lack of knowledge of the Seller Excluded Information and (iii) the Purchaser shall have no liability to the Seller, and the Seller waives and releases any claims that Seller might have against the Purchaser whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Seller Excluded Information in connection with the sale of the Shares and the OpCo Units and the transactions contemplated by this Agreement. The Seller acknowledges that the price for the Shares and the OpCo Units may significantly appreciate or depreciate over time and by agreeing to sell the Shares to the Purchaser pursuant to this Agreement, the Seller is giving up the opportunity to sell the Shares and the OpCo Units at a possible higher price in the future. The Seller understands that the Purchaser will rely on the accuracy and truth of the foregoing representations, and the Seller hereby consents to such reliance.
4.10.TRA. Seller hereby assigns all of its rights under that certain Tax Receivable Agreement between Nerdy Inc. and certain other persons named therein, dated as of September 20, 2021, with respect to the purchased OpCo Units, including any rights to Tax Benefit Payments (as defined within the Tax Receivable Agreement) with respect to the purchased OpCo Units. In connection with the assignment contemplated by this Section 4.10, the parties and the Company are entering into a joinder to the Tax Receivable Agreement in the form attached hereto as Exhibit A.
4.11.Conflicts. The execution, delivery, and performance of this Agreement by the Seller does not conflict with or result in the breach of any agreement, instrument, order, judgment, decree, law, or governmental regulation to which the Seller or the Shares being sold by the Seller pursuant to the terms hereof are subject.
5.GENERAL PROVISIONS.
5.1.Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Purchaser may assign any of its rights and obligations under this Agreement. The Seller shall not assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Purchaser.
5.2.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law or choice of law provisions. The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the district encompassing the Company’s principal place of business.
5.3.Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

5.4.Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.
5.5.Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.
5.6.Amendment and Waivers. This Agreement may be amended only by a written agreement executed by the Purchaser and the Seller. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns.
5.7.Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.
5.8.Expenses.    All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the transfer is consummated.
[Signature pages follow.]

IN WITNESS WHEREOF, the Seller and the Purchaser have each executed this Agreement, as of the Effective Date.

PURCHASER:
Cohn Investments LLC

/S/ Charles Cohn
_______________________________________
By: Charles Cohn
Title: Manager

SELLER:

/S/ Adam Weber
_______________________________________
Name: Adam Weber